Exhibit 28(g)(2)
FIRST AMENDMENT TO THE CUSTODIAN AGREEMENT
BY AND AMONG STI CLASSIC FUNDS, STI CLASSIC VARIABLE TRUST
AND BROWN BROTHERS HARRIMAN & CO.
          Amendment made as of March 31, 2008 to the Custodian Agreement dated as of January 29, 2003 (the “Agreement”), by and between STI Classic Funds and the STI Classic Variable Trust (each a “Fund” and together the “Funds”) and Brown Brothers Harriman & Co. (“BBH” or the “Custodian”).
WITNESSETH:
WHEREAS, the Funds and the Custodian desire to make an amendment to the Agreement;
WHEREAS, the Funds and the Custodian desire to amend the Agreement to remove one of the parties to the Agreement and reflect the current name of another party.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	STI Classic Variable Trust is hereby removed as a party to the Agreement and the schedules thereto

2.	STI Classic Funds is hereby known as RidgeWorth Funds and shall continue to be bound by each of the terms, conditions and provisions of the Agreement and each schedule thereto.

3.	As amended hereby, the Agreement remains in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

RIDGEWORTH FUNDS

By: Name:	/s/ Julia Short Julia R. Short
Title:	President

STI CLASSIC VARIABLE TRUST

By: Name:	/s/ Julia Short Julia R. Short
Title:	President

BROWN BROTHERS HARRIMAN & CO.

By: Name:	/s/ James R. Kent James R. Kent
Title:	Managing Director